Exhibit 1

Amended and Restated
Certificate of Incorporation of
BioVeris Corporation

BioVeris Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.
The Corporation was originally formed under the name IGEN Integrated Healthcare, LLC.  The Corporation was converted from a limited liability company to a corporation on September 22, 2003, and the Corporation’s original Certificate of Formation was filed with the Delaware Secretary of State on June 6, 2003.

2.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL” or “Delaware Law”), the amendments to the Corporation’s Certificate of Incorporation contained herein have been duly adopted and declared advisable by resolution of the Board of Directors of the Corporation and have been approved by unanimous written consent of the sole stockholder of the corporation on June 26, 2007.

3.
Pursuant to Section 245 of the DGCL, this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and (a) restates in their entirety the provisions of the Corporation’s Certificate of Incorporation; (b) amends the Corporation’s Certificate of Incorporation by adding those provisions approved by the holder of the outstanding Common Stock pursuant to Section 242 of the DGCL; and (c) provides for the deletion of provisions intentionally omitted in reliance upon Section 245(c) of the DGCL.

4.	The Amended and Restated Certificate of Incorporation shall read as follows:

FIRST:  The name of the corporation is BioVeris Corporation.

SECOND:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share, amounting in the aggregate to $10.00, and 1,000 shares of preferred stock, par value of $0.001 per share, amounting in the aggregate to $1.00.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVEN:  The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:  (1) A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if required by the Delaware Law for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Delaware Law or (d) for any transaction from which the Director derived an improper personal benefit.  Neither the amendment nor repeal of this article shall eliminate or reduce the effect of this article in respect of any matter occurring, or any cause of action, suit or claim that, but for this article would accrue or arise, prior to such amendment or repeal.

(2)(a)   Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law, as the same exists or may hereafter be expanded by Delaware Law, against all expense, cost, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, court costs, witness fees, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any other expense, cost, liability or loss of any nature or kind incurred in connection with any Proceeding) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.  The Corporation shall pay the expenses incurred in defending any such

Proceeding in advance of its final disposition; any advance payments shall be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent Delaware Law requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise.

(b)      The Corporation may, by action of its Board of Directors, provide indemnification, and rights to have the Corporation pay the expenses incurred in defending any Proceeding in advance of its final disposition, to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(c)       If a claim under paragraph 2(a) of this ARTICLE EIGHTH is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under Delaware Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3)       The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4)       The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(5)       Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate, reduce the effect of this ARTICLE EIGHTH or adversely affect the rights of any Director, officer, employee or agent of the Corporation in respect of any matter, acts or omissions occurring prior to such amendment, repeal, adoption or modification.

(6)       If any provision or provisions of this ARTICLE EIGHTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this ARTICLE EIGHTH (including, without limitation, each portion of any paragraph of this ARTICLE EIGHTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this ARTICLE EIGHTH (including, without limitation, each such portion of any paragraph of this ARTICLE EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

NINTH:  The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law, subject to Section 5.8(b) of the Agreement and Plan of Merger among Roche Holding Ltd, Lili Acquisition Corporation, and BioVeris Corporation, dated April 4, 2007 and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed in its corporate name by its duly authorized president on this 26th day of June, 2007.

BioVeris Corporation

By:	/s/ Steve A. Oldham

Name:	Steve A. Oldham
Title:	Vice President and Assistant Secretary